Exhibit 23.3

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement on Form S-1 of Vitro Biopharma, Inc., a Nevada corporation, of our report dated September 27, 2021 with respect to our audit of the Infinivive MD, LLC financial statements as of December 31, 2020, 2019, and 2018 and for the years ended December 31, 2020 and 2019, as well as the period from inception (May 30, 2018) to December 31, 2018.

Further, we consent to being referred to as experts within the aforementioned Registration Statement on Form S-1.

/s/ Haynie & Company

Salt Lake City, Utah

September 9, 2022